Exhibit 10.1

September 10, 2020

Brian Nicholson

Chief Financial Officer

Extended Stay America, Inc.

11525 N. Community House Road, Suite 100

Charlotte, NC 28277

Dear Brian:

Following up our previous discussion, this letter agreement confirms the terms of your continued employment during the transition period from your leadership to David Clarkson.

By counter-signing below, you hereby resign from your positions as Chief Financial Officer of Extended Stay America, Inc. (“ESA”) and ESH Hospitality, Inc. (“ESH”), and your officer positions in ESA and ESH’s various subsidiaries on September 10, 2020. As of September 11, 2020, the following terms will become effective:

New Title	Advisor, reporting to the Chief Financial Officer. You will be an employee of ESA Management, LLC and not an independent contractor.

Length of Assignment	September 11, 2020 through February 12, 2021. Your separation date shall be February 12, 2021.

Duties	Assistance and advice as needed and requested by Chief Financial Officer to support transition.

Support	You will work remotely.

Salary	You will continue to be paid your base salary at the annual rate of $470,350. You will be paid bi-weekly through ESA normal payroll process. Ordinary tax, benefit and other required payroll deductions and withholdings will continue to be taken through your employment period.

Benefits	You will continue to be eligible to participate in ESA’s standard benefits program through your employment. Upon termination, you are eligible to continue benefits coverage through COBRA.

Annual Incentive	You are not eligible to participate in the Extended Stay America, Inc. Annual Incentive Plan.

Time and Performance RSUs	Restricted Stock Units will continue to vest as scheduled per the terms of the 2018, 2019, and 2020 Long Term Incentive Plan Restricted Stock Unit Agreement;.

Severance	At the end of your period of employment and subject to the Release Effective Date (as defined below) occurring, you will be entitled to the benefits under the Extended Stay America, Inc. Executive Severance Plan except the cash severance payment will be $766,670.5 (representing an annual salary component equal to sixty three percent (63%) of your annual base salary, and a target annual bonus component equal to one hundred percent (100%) of your annual base salary). The cash severance payment will be paid promptly following the Release Effective Date but in any event on or before March 15, 2021. For the avoidance of doubt, you will be entitled to this payment if your employment is terminated as a result of your death or disability or if you voluntarily terminate your employment prior to February 12, 2021. If your employment is terminated by ESA Management LLC without
Cause (as defined in the Severance Plan) prior to February 12, 2021, (i) your cash severance payment will be increased by the salary you would have received for the period from the date of termination through February 12, 2021 and (ii) you will be entitled to immediate vesting of the portion of the
Restricted Stock Units that would have vested through February 12, 2021.

Code Section 409A

You and Company acknowledge and agree that as of September 11, 2020 you will commence transition services as an employee of ESA at a rate that is less than 20% of the average level of bona fide services provided by you to ESA over the 36-month period immediately preceding such date. Consequently, it is intended that as of September 10, 2020 you shall incur a “separation from service” with ESA within the meaning of Section 409A of the Internal Revenue Code and the regulations promulgated thereunder (including for purposes of ESA’s Deferred Compensation Plan).

Release	At the end of your period of employment and within 21 days after the date of your termination, you will execute a release as provided in Extended Stay America, Inc. Executive Severance Plan. The date that the release becomes irrevocable is herein referred to as the “Release Effective Date”. If your employment ends by reason of your death, the date of your death will be deemed to be the Release Effective Date.

Restrictive Covenants	You will be subject to, and required to comply with, the covenants and other provisions contained in Section 6 of the Severance Plan provided that the Restricted Period (as defined in the Severance Plan) shall begin on September 11, 2020.

Brian, thank you for your contributions to ESA during your tenure and wish you the best going forward.

Please sign below to reflect your agreement to the terms outlined in this memorandum and return to my attention.

Sincerely,

/s/ Kevin Henry

Kevin Henry

Chief Human Resource Officer

Accepted and agreed

/s/ Brian Nicholson
Brian Nicholson Date: September 10, 2020